EXHIBIT 5.1

Form of Legal Opinion

[Letterhead of Hull & Branstetter Chartered]

____________, 2006

Idaho General Mines, Inc.

10 North Post Street, Suite 610

Spokane, Washington 99201

Re:

Idaho General Mines, Inc. Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel for Idaho General Mines, Inc., an Idaho corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling stockholders named in the Registration Statement of up to 39,964,940 shares of the Company’s common stock (“Common Stock”), which includes (a) shares of Common Stock that are issued and outstanding (the “Outstanding Shares”) and (b) shares of Common Stock that may be issued upon the exercise of outstanding warrants (the “Warrant Shares”).

In connection with the preparation and filing of the Registration Statement, we have reviewed the Company’s articles of incorporation and bylaws, in each case as amended and restated to the date hereof, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations as we deemed necessary in order to express the opinions set forth below, and have assumed that each such record, agreement, document and instrument is accurate and complete. The law covered by the opinions expressed herein is expressly limited to the law of the State of Idaho. We express no opinion except as expressly set forth in the paragraph below and no opinions shall be implied. The opinion expressed herein is an opinion of legal matters and not factual matters.

Subject to the foregoing, it is our opinion that (i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and, when the exercise price therefor is paid and the Warrant Shares are issued, in each case in accordance with the terms of any agreement or instrument governing the exercise of the underlying warrants and the issuance of the Warrant Shares, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion letter speaks as to the matters as of the date of this opinion letter and we assume no responsibility for changes in law, regulations, facts or circumstances after the date of this opinion letter.  We have no duty, and undertake no duty, to update this opinion letter or to deliver future opinions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm under the heading “Legal Matters” in the prospectus contained within the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We express no opinion as to any matters not expressly set forth herein.

Very truly yours,

Hull & Branstetter Chartered